                                   EXHIBIT 2


                   PRO FORMA UNAUDITED FINANCIAL INFORMATION
                             REQUIRED BY ITEM 7(B)

                              POLYMER GROUP, INC.
                   PRO FORMA UNAUDITED FINANCIAL INFORMATION
                                  INTRODUCTION


On August 14, 1996, PGI Polymer, Inc. ("PGI Polymer"), a Delaware Corporation and the wholly owned subsidiary of Polymer Group, Inc., (the "Company") completed its acquisition (the "FNA Acquisition") of the business of FNA Polymer Corp. ("FNA") (formerly known as Fitesa North America Corporation), a North Carolina corporation, pursuant to the terms of the Stock Purchase Agreement, dated as of July 15, 1996 among Petropar S.A., a corporation incorporated under the laws of the Federative Republic of Brazil (the "Parent"), Alicorno Comercio e Servicos LDA., a corporation incorporated under the laws of Madeira (the "Seller"), and PGI Polymer (the "Stock Purchase Agreement").

Pursuant to the Stock Purchase Agreement, PGI Polymer acquired all of the issued and outstanding capital stock of PNA Corp. (formerly known as Petropar North America Corp.), a North Carolina corporation, which in turn owns all of the issued and outstanding capital stock of FNA Polymer Corp. The Seller received a cash payment of $48.0 million, subject to a working capital adjustment. The FNA Acquisition has been accounted for under the purchase method of accounting.

On May 15, 1996, the Company completed an initial public offering of 11.5 million shares (the "Offerings") of its common stock at an offering price of $18.00 per share. Net proceeds to the Company after underwriting fees and other related costs were $190.8 million. Pursuant to the Recapitalization Agreement dated May 6, 1996, all of the warrants to acquire shares of Class C common stock were exercised, and the outstanding shares of Class A-1 common stock, Class A-2 common stock, Class A-3 common stock, Class B common stock and Class C common stock were converted (the "Reclassification") into a single class of common stock concurrently with the Offerings. In connection with the Offerings, the Company's Board of Directors approved an approximate 19.97 to 1 stock split.

As part of the Offerings, the Company consummated the following transactions (together with the Offerings, the Reclassification and the approximate 19.97 to 1 stock split, the "Recapitalization"): (i) effectively repaid all outstanding indebtedness under the FiberTech Credit Facility and Chicopee Credit Facility (collectively, the "Facilities") and terminated the Facilities; (ii) redeemed $50.0 million principal amount of the 12 1/4% Senior Notes (the "Notes") at a premium of 112.25%; (iii) redeemed the Chicopee Preferred Stock at a price equal to $1,000 per share plus accrued but unpaid dividends; (iv) redeemed the Company Preferred Stock at a price of $1,000 per share plus accrued but unpaid dividends; and (v) entered into a new credit facility ("New Credit Facility") as more fully described below.

The New Credit Facility consists of a $200.0 million term loan and a $125.0 million revolving facility. The New Credit Facility is secured by all of the assets of the

Company and by a guarantee by each of the Company's domestic subsidiaries, which guarantee is secured by the assets of each such subsidiary. The Company's non-domestic subsidiaries will either borrow directly under the New Credit Facility on a secured basis or borrow from the Company, with such borrowings being evidenced by a note pledged to the lenders.

On March 15, 1995, the Company completed the acquisition (the "Chicopee Acquisition") of the Nonwovens Business of Johnson & Johnson Advanced Materials Company and Chicopee B.V. (collectively, "Chicopee") from Johnson & Johnson for an aggregate consideration of $290.0 million (including $15.0 million of fees and expenses) in a transaction accounted for by the purchase method of accounting.

The following pro forma consolidated statement of operations for the year ended December 30, 1995 is based on historical financial statements of the Company, FNA and Chicopee adjusted to give effect to the Offerings, the FNA Acquisition, the Chicopee Acquisition and the financing thereof as if such events had occurred on January 1, 1995. The pro forma consolidated statements of operations for the six months ended June 29, 1996 is based on historical financial statements of the Company (including Chicopee) and FNA adjusted to give effect to the Offerings, the FNA Acquisition and the financing thereof as if such events had occurred on December 31, 1995. The pro forma balance sheet has been prepared on the assumption that the FNA Acquisition and the respective financing had occurred on June 29, 1996.

The total purchase price of the FNA Acquisition has been allocated to tangible and intangible assets and liabilities based upon management's preliminary estimates of their fair value. The allocation of the purchase price for the FNA Acquisition is subject to revision when additional information concerning assets and liabilities is obtained. The accompanying unaudited pro forma information does not purport to represent what the Company's results of operations would actually have been had the FNA Acquisition, the Chicopee Acquisition and the Offerings actually occurred at the beginning of the respective periods, or project the Company's results of operations for any future periods.

                              POLYMER GROUP, INC.
                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 JUNE 29, 1996


                                                                                                             Pro Forma
                                                                                                              Company
                                                           Historical       Historical       Pro Forma       Including
                                                            Company            FNA          Adjustments         FNA
                                                           ----------       ----------      -----------      ---------
                                                                           (dollar amounts in thousands)
ASSETS
------
Current assets:
 Cash and equivalents...............................        $ 19,343         $     -         $     -         $ 19,343
 Marketable securities..............................          11,746               -               -           11,746
 Accounts receivable, net...........................          63,527           3,377               -           66,904
 Inventories........................................          51,383           1,036               -           52,419
 Other..............................................          13,557              41               -           13,598
                                                            --------         -------         -------         --------
   Total current assets.............................         159,556           4,454               -          164,010
                                                            --------         -------         -------         --------
Property, plant and equipment, net..................         371,037          19,830          11,036 (d)      401,903
Intangibles, loan acquisition and
   organization costs, net..........................          80,486               -          21,266 (e)      101,752
Other...............................................           4,334               8               -            4,342
                                                            --------         -------         -------         --------
   Total assets.....................................        $615,413         $24,292         $32,302         $672,007
                                                            ========         =======         =======         ========

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
Current liabilities:
 Accounts payable and accrued expenses..............        $ 71,232         $ 5,463         $(3,005)(b)     $ 73,690
 Current portion of long-term debt..................           9,121               -               -            9,121
                                                            --------         -------         -------         --------
                                                              80,353           5,463          (3,005)          82,811
                                                            --------         -------         -------         --------
Long-term debt, less current portion................         313,752          18,543          29,457 (a)      361,752
Deferred income taxes...............................          24,572               -           6,136 (d)       30,708
Other...............................................          10,129               -               -           10,129

Shareholders' equity:
 Common stock.......................................             320               -               -              320
 Additional paid-in capital.........................         243,662           2,950          (2,950)(c)      243,662
 Deficit............................................         (67,490)         (2,664)          2,664 (c)      (67,490)
 Cumulative translation adjustment..................          10,246               -               -           10,246
 Unrealized holding (loss) on marketable
  equity securities.................................            (131)              -               -             (131)
                                                            --------         -------         -------         --------
                                                             186,607             286            (286)         186,607
                                                            --------         -------         -------         --------
   Total liabilities and shareholders'
     equity.........................................        $615,413         $24,292         $32,302         $672,007
                                                            ========         =======         =======         ========

See explanation of pro forma adjustments on page 25.

                              POLYMER GROUP, INC.
                     EXPLANATION OF PRO FORMA ADJUSTMENTS
                                 JUNE 29, 1996

                         (DOLLAR AMOUNTS IN THOUSANDS)


(a) Represents net increase of indebtedness resulting from the reduction of historical debt of FNA which was liquidated prior to consummation of the acquisition and an increase in borrowings under the New Credit Facility to finance the transaction:

     Reduction of historical indebtedness........................   $(18,543)
     Borrowings under New Credit Facility........................     48,000
                                                                    --------
      Net increase in indebtedness...............................   $ 29,457
                                                                    ========

(b) Represents reduction of FNA's historical provisions for royalty and guarantee accruals. Prior to the acquisition, FNA maintained agreements with its former parent for royalty fees which were based on sales to third parties and guarantee fees based on indebtedness guaranteed by its former parent. Such agreements were not part of the transaction; therefore, this pro forma adjustment gives effect to these historical
     provisions..................................................   $ (3,005)
                                                                    ========

(c)  Represents elimination of historical equity of FNA:

     Additional paid-in capital..................................   $ (2,950)
                                                                    ========

     Deficit.....................................................   $  2,664
                                                                    ========

(d) Represents allocation of purchase price to estimated fair value of property, plant and equipment and establishment of provision for deferred income taxes:

     Property, plant and equipment...............................   $ 11,036
                                                                    ========

     Provision for deferred income taxes.........................   $  6,136
                                                                    ========

(e)  Represents intangible assets created as a result of the
     transaction.................................................   $ 21,266
                                                                    ========

                              POLYMER GROUP, INC.
                PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                        SIX MONTHS ENDED JUNE 29, 1996

                                                                                     Pro Forma                             Pro Forma
                                                                                      Company                               Company
                                                          Historical    Pro Forma    Prior to   Historical    Pro Forma    Including
                                                           Company     Adjustments      FNA        FNA       Adjustments      FNA
                                                          ----------   -----------   ---------  ----------   -----------   ---------
                                                                           (dollar and share amounts in thousands)
Net sales.............................................    $251,308     $     -       $251,308      $15,082  $     -         $266,390
Cost of goods sold....................................     189,648           -        189,648        9,895     (312)(e)      199,231
                                                         ---------     -------       --------      -------  -------         --------
Gross profit..........................................      61,660           -         61,660        5,187      312           67,159
Selling, general and administrative expenses..........      34,591           -         34,591        1,759     (329)(e),(g)   36,021
                                                        ----------     -------       --------      -------  -------         --------
     Operating Income.................................      27,069           -         27,069        3,428      641           31,138
Interest and other expense............................      19,605      (4,812)(a)     14,793          970      831 (f),(g)   16,594
Foreign currency transaction (gains) losses, net......       3,573          56 (b)      3,629            -        -            3,629
Income taxes..........................................       1,776       1,856 (c)      3,632          307      646 (h)        4,585
                                                        ----------    --------       --------      -------  -------         --------
     Income before extraordinary item.................  $    2,115    $  2,900       $  5,015      $ 2,151  $  (836)        $  6,330
                                                                                     ========      =======  =======         ========
     Redeemable preferred stock dividends
      and accretion...................................      (3,020)      3,020 (d)
                                                        ----------    --------
     Income (loss) before extraordinary item
      applicable to common stock......................  $     (905)   $  5,920
                                                        ==========    ========
     Income (loss) before extraordinary item
      per common share................................  $    (0.04)          -       $   0.16                                $  0.20
                                                        ==========                   ========                               ========
     Average common shares outstanding................      23,375           -         32,000                                 32,000
                                                        ==========                   ========                               ========


See explanation of pro forma adjustments on pages 27 and 28.

                              POLYMER GROUP, INC.
                     EXPLANATION OF PRO FORMA ADJUSTMENTS
                        SIX MONTHS ENDED JUNE 29, 1996

                         (DOLLAR AMOUNTS IN THOUSANDS)

             PRO FORMA ADJUSTMENTS RELATED TO THE RECAPITALIZATION

(a) In connection with the Offerings, the Company consummated the following transactions: (i) effectively repaid outstanding indebtedness under the 1994 Credit Facility (by rolling it into the New Credit Facility); (ii) effectively repaid outstanding indebtedness under the 1995 Credit Facility (by rolling it into the New Credit Facility); (iii) redeemed $50.0 million in aggregate principal amount of Notes at 112.25% of the principal amount thereof plus accrued interest; and (iv) entered into a New Credit Facility consisting of a $200.0 million term loan and a $125.0 million revolving credit facility. Therefore, the following pro forma adjustments give effect to the transactions described above:

       Decrease in interest expense as a result of the effective
       repayment of the 1994 Credit Facility........................    $(2,269)

       Decrease in interest expense as a result of the effective
       repayment of the 1995 Credit Facility........................     (7,115)

       Decrease in interest expense as a result of the redemption
       of $50.0 million in aggregate principal amount of Notes......     (2,265)

       Increase in interest expense as a result of entering into
       New Credit Facility..........................................      6,837
                                                                        -------

             Net decrease in interest expense as a result of the
             Offerings..............................................    $(4,812)
                                                                        =======

(b) In connection with the acquisition of its Mexican subsidiary in 1994, Polymer Group incurred approximately $56.0 million of long-term debt which was allocated to the subsidiary in the form of United States dollar intercompany indebtedness. Since the functional currency of this entity is the nuevo peso, United States dollar indebtedness is re-measured into the functional currency. The re-measurement process created foreign currency transaction gains of approximately $3.1 million for the six months ended June 29, 1996. Concurrently with the Offerings, the Company restructured this indebtedness by converting such debt into equity thus reducing foreign currency gains and losses in accordance with Statement of Financial Standards No. 52 ("SFAS 52"). Additionally, the New Credit Facility allows for the Company's Canadian and Dutch subsidiaries to borrow a portion of their working capital requirements in local currencies rather than borrowing such funds in United States dollars. The functional currency for these subsidiaries is their local currency; thus these entities are also required to re-measure United States dollar indebtedness into the functional currency. For the six months ended June 29, 1996, the Company incurred foreign currency transaction losses of $4.9 million related to United States dollar indebtedness at its Canadian and Dutch subsidiary. Since the New Credit Facility allows for foreign subsidiaries to borrow a portion of their working capital funding requirements in local (functional) currencies, a portion of the Company's net foreign currency transaction gains and losses related to this indebtedness is reduced in accordance with SFAS 52; therefore, the following pro forma adjustments give effect to the restructuring of the Mexican intercompany indebtedness and to the provisions under the New Credit Facility which allows foreign subsidiaries to borrow working capital funding requirements in their respective local currency:

     Reduction of foreign currency transaction gains as a result of the restructuring of United States dollar indebtedness at
     the Company's Mexican subsidiary...............................    $(3,132)

     Reduction of foreign currency transaction losses giving effect to the provisions under the New Credit Facility which allows for Canadian and Dutch subsidiaries to borrow a portion of their working capital funding requirements in the local
     (functional) currencies........................................       3,188
                                                                        --------
       Net increase in foreign currency transaction losses..........    $     56
                                                                        ========


(c)  Estimated tax effect of pro forma adjustments relating to (a) and (b) ..............            $1,856
                                                                                                     ======

(d)  Represents elimination of redeemable preferred stock and discount accretion - as a
     result of the Offerings ........................................................                $3,020
                                                                                                     ======

                      PRO FORMA ADJUSTMENTS RELATED TO THE FNA ACQUISITION

(e)  Represents estimated net increase (decrease) in depreciation and amortization resulting from the application of purchase accounting and amortization of loan acquisition costs related to the FNA Acquisition:

     Estimated decrease in depreciation expense on assignment of purchase price to fair value of
     property, plant and equipment.......................................                            $ (312)
                                                                                                      =====

     Estimated increase in amortization expense on assignment of purchase price to intangible
     assets and loan acquisition cost..........                                                      $  290
                                                                                                      =====

(f)  Represents net increase in interest expense as a result of indebtedness incurred pursuant
     to the FNA Acquisition.......................................................................   $  900
                                                                                                      =====

(g)  Prior to the acquisition, FNA had royalty and guarantee agreements with its former parent. These contractual obligations were not part of the FNA Acquisition; therefore, the following pro forma adjustments give effect to the elimination of royalty and guarantee expense:

     Reduction of royalty expense as a result of the FNA Acquisition..................               $ (619)
                                                                                                      =====

     Reduction of guarantee expense as a result of the FNA Acquisition..............                 $  (69)
                                                                                                      =====

(h)  Estimated tax effect of pro forma adjustments relating to (e), (f) and (g) .................    $  646
                                                                                                      =====

                              POLYMER GROUP, INC.
                PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 30, 1995


                                                                 CHICOPEE
                                                               PERIOD FROM
                                                                JANUARY 2,                            PRO FORMA
                                                               1995 THROUGH                            COMPANY
                                                  HISTORICAL    MARCH 15,     PRO FORMA                PRIOR TO    HISTORICAL
                                                   COMPANY         1995      ADJUSTMENTS                  FNA          FNA
                                                 ------------  ------------  ------------             -----------  -----------
                                                                   (dollars and share amounts in thousands)
Net sales.........................................   $437,638       $53,111       $ 2,909  (a)           $493,658      $25,942
Cost of goods sold................................    333,606        42,736         3,144  (c)            379,486       21,659
                                                 ------------  ------------  ------------             -----------  -----------
Gross profit......................................    104,032        10,375          (235)                114,172        4,283
Selling, general and administrative expenses......     61,744         6,887          (786) (a),(c)         67,845        3,624
                                                 ------------  ------------  ------------             -----------  -----------
   Operating Income...............................     42,288         3,488           551                  46,327          659
Interest and other expense........................     37,868             -       (12,529) (b)             25,339        2,981
Foreign currency transaction (gains) losses, net..     22,811         1,348       (22,937) (d)              1,222            -
Income taxes.....................................       5,216           445         2,740  (e)              8,401            -
                                                 ------------  ------------  ------------             -----------  -----------
   Income (loss) before extraordinary item.......    $(23,607)      $ 1,695       $33,277                $ 11,365      $(2,322)
                                                                                                      ===========  ===========
   Redeemable preferred stock dividends
     and accretion...............................      (4,839)            -         4,839  (f)
                                                 ------------  ------------  ------------
   Income (loss) before extraordinary item
     applicable to common stock..................    $(28,446)      $ 1,695       $38,116
                                                 ============  ============  ============
   Income (loss) before extraordinary item
     per common share............................    $  (1.39)                                           $   0.36
                                                 ============                                         ===========
   Average common shares outstanding.............      20,500                                              32,000
                                                 ============                                         ===========


                                                                          PRO FORMA
                                                                           COMPANY
                                                     PRO FORMA            INCLUDING
                                                    ADJUSTMENTS              FNA
                                                    -----------           ---------
Net sales.........................................      $    -             $519,600
Cost of goods sold................................        (491) (g)         400,654
                                                    ----------            ---------
Gross profit......................................         491              118,946
Selling, general and administrative expenses......        (377) (g),(i)      71,092
                                                    ----------            ---------
   Operating Income...............................         868               47,854
Interest and other expense........................        (233) (h),(i)      28,087
Foreign currency transaction losses, net..........           -                1,222
Income taxes (benefit)............................        (513) (j)           7,888
                                                    ----------            ---------
   Income before extraordinary item...............      $1,614             $ 10,657
                                                    ==========            =========
   Redeemable preferred stock dividends
     and accretion...............................

   Income before extraordinary item
     applicable to common stock..................

   Income before extraordinary item per
     common share................................                          $   0.33
                                                                          =========
   Average common shares outstanding.............                            32,000
                                                                          =========

See explanation of pro forma adjustments on pages 30 and 31.

                              POLYMER GROUP INC.
                     EXPLANATION OF PRO FORMA ADJUSTMENTS
                         YEAR ENDED DECEMBER 30, 1995

                         (DOLLAR AMOUNTS IN THOUSANDS)


 PRO FORMA ADJUSTMENTS RELATED TO THE CHICOPEE ACQUISITION AND RECAPITALIZATION

(a) In 1993 the North American operation of Chicopee changed its method of pricing among Johnson & Johnson affiliates (the "Affiliates") to a "cost-plus" system whereby the unit selling price charged to Affiliates was manufacturing cost plus a mark-up to cover other operating costs and expenses. This policy existed at the time of the Chicopee Acquisition. Concurrently with the Chicopee Acquisition, the Company entered into a long-term supply agreement pursuant to which it supplies nonwoven fabric requirements to Johnson & Johnson. The products sold by Chicopee to Johnson & Johnson, subsequent to the Chicopee Acquisition, are at market prices; therefore, the pro forma adjustment as presented below gives effect to the change in pricing structure between Chicopee and Johnson & Johnson as a result of the Chicopee Acquisition. In addition, the following pro forma adjustment gives effect to a reduction in the historical general and administrative costs of Chicopee as a result of the Chicopee Acquisition. Such reductions represent the elimination of corporate, allocated and personnel costs charged by Johnson & Johnson which were not assumed by the Company as part of the Chicopee Acquisition:

         Increase in net sales as result of a change in pricing structure
         between Chicopee and Johnson & Johnson .................     $  2,909
                                                                         =====

         Reduction in historical general and administrative expenses of Chicopee attributable to the elimination of corporate,
         allocated and personnel costs charged by Johnson & Johnson which were not assumed by the Company as part of the
         Chicopee Acquisition ....................................    $ (2,242)
                                                                         ======

(b) In connection with the Offerings, the Company consummated the following transactions: (i) effectively repaid outstanding indebtedness under the 1994 Credit Facility (by rolling it into the New Credit Facility); (ii) effectively repaid outstanding indebtedness under the 1995 Credit Facility (by rolling it into the New Credit Facility); (iii) redeemed $50.0 million in aggregate principal amount of Notes at 112.25% of the principal amount thereof plus accrued interest; and (iv) entered into a New Credit Facility consisting of a $200.0 million term loan and a $125.0 million revolving credit facility. Therefore, the following pro forma adjustments give effect to the transactions described above:

         Decrease in interest expense as a result of the effective
         repayment of the 1994 Credit Facility ...................    $ (6,488)

         Decrease in interest expense as a result of the effective
         repayment of the 1995 Credit Facility ...................    $(16,903)

         Decrease in interest expense as a result of the redemption
         of $50.0 million in aggregate principal amount of Notes ..   $ (6,313)

         Increase in interest expense as a result of entering into
         New Credit Facility .....................................    $ 17,175
                                                                        ------
              Net decrease in interest expense as a result of
              the Offerings ......................................    $(12,529)
                                                                        ======

(c) Represents estimated net increase in depreciation and amortization resulting from the application of purchase accounting and amortization of loan acquisition costs related to the Chicopee Acquisition:

         Estimated increase in depreciation expense on assignment
         of purchase price to fair value of property, plant and
         equipment ...............................................    $  3,144
                                                                         =====

         Estimated increase in amortization expense on assignment
         of purchase price to intangible assets and loan acquisition
         cost ....................................................    $  1,456
                                                                         =====

(d) In connection with the acquisition of its Mexican subsidiary in 1994, Polymer Group incurred approximately $56.0 million of long-term debt which was allocated to the subsidiary in the form of United States dollar intercompany indebtedness. Since the functional currency of this entity is the nuevo peso, United States dollar indebtedness is re-measured into the functional currency. The re-measurement process created foreign currency transaction losses of approximately $24.4 million for the year ended December 30, 1995. Concurrently with the Offerings, the Company restructured this indebtedness by converting such debt into equity thus reducing foreign currency gains and losses in accordance with SFAS No. 52. Additionally, the New Credit Facility allows for the Company's Canadian and Dutch subsidiaries to borrow a portion of their working capital requirements in local currencies rather than borrowing such funds in United States dollars. The functional currency for these subsidiaries is their local currency; thus these entities are also required to re-measure United States dollar indebtedness into the functional currency. For the year ended December 30, 1995, the Company incurred foreign currency transaction gains of $1.2 million related to United States dollar indebtedness at its Canadian subsidiary and foreign currency transaction losses of $1.2 million at its Dutch subsidiary. Since the New Credit Facility allows for foreign subsidiaries to borrow a portion of their working capital funding requirements in local (functional) currencies, a portion of the Company's net foreign currency transaction gains and losses related to this indebtedness is reduced in accordance with SFAS 52; therefore, the following pro forma adjustments give effect to the restructuring of the Mexican intercompany indebtedness and to the provisions under the New Credit Facility which allows foreign subsidiaries to borrow working capital funding requirements in their respective local currency:

     Reduction of foreign currency transaction losses as a result of the restructuring of United States dollar indebtedness at
     the Company's  Mexican subsidiary ............................   $(23,544)

     Reduction of foreign currency transaction gains giving effect to the provisions under the New Credit Facility which allows for Canadian and Dutch subsidiaries to borrow a portion of their working funding requirements in the local (functional)
     currencies ...................................................   $    607
                                                                        ------

         Net decrease in foreign currency transaction losses ......   $(22,937)
                                                                       ========

(e)  Estimated tax effect of pro forma adjustments relating to (a),
     (b), (c) and (d) .............................................   $  2,740
                                                                        ======

(f)  Represents elimination of mandatory redeemable preferred stock of subsidiary and discount accretion - as a result of the
     Offerings ....................................................   $  4,839
                                                                        ======
             PRO FORMA ADJUSTMENTS RELATED TO THE FNA ACQUISITION

(g) Represents estimated net increase (decrease) in depreciation and amortization resulting from the application of purchase accounting and amortization of loan acquisition costs related to the FNA Acquisition:

     Estimated decrease in depreciation expense on assignment of
     purchase price to property, plant and equipment ..............   $   (491)
                                                                        =======
     Estimated increase in amortization expense on assignment of purchase price to intangible assets and loan acquisition
     cost .........................................................   $    581
                                                                        ======
(h)  Represents net increase in interest expense as a result
     of indebtedness incurred pursuant to the FNA Acquisition ......  $     22
                                                                        ======

(i) Prior to the FNA Acquisition, FNA had royalty and guarantee agreements with its former parent. These contractual obligations were not part of the FNA Acquisition; therefore, the following pro forma adjustments give effect to the elimination of royalty and guarantee expense:

     Reduction of royalty expense as a result of the FNA
     Acquisition ..................................................   $   (958)
                                                                        =======

     Reduction of guarantee expense as a result of the FNA
     Acquisition ..................................................   $   (255)
                                                                        =======

(j)  Estimated tax effect of pro forma adjustments relating to
     (g), (h) and (i) .............................................   $   (513)
                                                                        =======